Exhibit 21

LIST OF SUBSIDIARIES

The following is a listing of subsidiaries 100% owned by Seneca Foods Corporation, directly or indirectly:

Name	State

Marion Foods, Inc.	New York
Seneca Foods International, Ltd.	New York
Seneca Snack Company	Washington